BELIEVE Hotel Group

Believe Hotel Group aims to develop and operate luxury wellness retreats in some of the most sought-after destinations in the Mediterranean, while remaining focused on our environmental and social beliefs as advocates for responsible tourism.


BELIEVE
Hotel Group

Invest

$126 minimum investment

DEADLINE: November 17, 2023

in 3 months

SHARE PRICE

$31.50

TOTAL RAISED

$11,309

VALUATION

$3,181,500

4(a)(6) offering provided by Netcapital Funding Portal Inc.

Pitch Updates Discussion

INTRODUCTION

At Believe Hotel Group, we believe in travel as a force for positive, lasting change in people's lives, and in the communities and environments we plan to operate in.

We plan to turn this belief into action by re-developing hotels and resorts in the Mediterranean into sustainable, luxury wellness retreats.

A rare opportunity exists for our first development property. Es Fangar is a historic estate dating from the 18th century located in the verdant valley of San Miquel (Campanet). The estate, having been in the family for four generations is the jewel of the area, comprises the main family home with seven smaller villas located within the property. Inspired by history and age-old traditions a sympathetic restoration aims to capture the charm and character of the estate, granting access to a graciously elegant restyled finca, while offering a wellbeing experience supporting rest, recovery, and renewal.

> ***"The natural healing force within each of us is the greatest force in getting well."***
>
> Hippocrates

We are committed to providing **exceptional hospitality and wellness experiences** to guests seeking a luxury holiday that supports their mental, physical, and spiritual wellbeing - while maintaining environmental balance in the way we work, respecting our natural environment and resources, and integrating our local communities in all aspects of our operations.

And while the well-being of our guest community is extremely important to us, we understand that a healthy, well-operated business generating good returns is what our potential shareholders seek. We plan to achieve these goals for our potential shareholders by being very selective when choosing the real estate option, and working closely with experienced partners to potentially enhance the value of both the investment and operations. These are the cornerstones of our business model.





PROBLEM

We live in a world constantly plugged in yet find ourselves less connected to the things in life that truly matter.

Lifestyle choices, stress, lack of sleep, diet and punishing work schedules are causing people to experience poor health in increasing numbers.

We yearn for spaces where we can pause, take a moment, and breathe deeply - freely. Where we reconnect to our inner selves, to others and to nature.

The Global Wellness Institute reported that in 2019, wellness tourism contributed $720b to the global wellness economy; a new report is due out 2023. Yet, with a few exceptions, many hotels and resorts do not consider a comprehensive program focused on overall guest wellbeing, making it difficult to maintain a health program while on holiday.

Additionally, most spa hotels were not established with Environmental and Social principles. Yet for most travelers today, understanding how hospitality is tackling these issues is becoming more important, there is a need to experience a deeper connection to the places they're visiting.

Learn more here:

- Reset Your Health: Stop Feeling Like Crap with Dr. Mark Hyman MD
- Ariana Huffington on burnout
- Why is Sustainable Tourism so Important
- 5 Trends Influencing Mixed-Use Hospitality Developments

SOLUTION

REST, RECOVER, RENEW

Believe Hotel Group's unique **Experience**, **Destinations** and **Community** are the cornerstones of our differentiated consumer offering.

We plan to provide a wholly customizable hospitality **experience**, defined by next-level personalization and the perfect balance of luxury, wellbeing, and sustainability. Operating in the Mediterranean, guests can have the opportunity to maintain their current health goals or be supported in making positive health or lifestyle changes - all while enjoying a luxury holiday. Our holistic approach covers all elements of wellbeing; mental, spiritual, and physical. By adopting leading trends, new programs, exclusive treatments, and nourishing cuisine provided by health forward specialists, we plan to enable our guests to truly rest, recover and renew.

By building and nurturing relationships with guests before they arrive, while they are with us and after they leave, we plan to grow an engaged Believe **community** who share our beliefs and ideals, providing a growing base of advocates to potentially drive repeat business and word-of-mouth referrals.

We aim to achieve Green Key certification to demonstrate our commitment as an organization to making a difference in line with guests' expectations. Green Key certification provides a program to review and audit our sustainability goals.







SUCCESS TO DATE

- Three pipeline development sites identified in **Mallorca (Spain), Tuscany (Italy), and Greece.**
- **Discussions with current property owners** have been undertaken; explaining our custodianship vision for these properties, some of which have been in the current families for generations.
- Development opportunities and design **discussions with top architects** have been initiated in each location.
- Concept **design plan has been received** for Mallorca.
- **Discussions with top tourism officials** have been undertaken in Greece to present our vision for a fully sustainable, low environmental impact retreat. A precursor to successful planning submissions.



BUSINESS MODEL

We plan to generate revenue the following ways:

- A mix of annual memberships and accommodation bookings to the international market.
- Local revenue from our signature restaurant's food and beverage sales, spa and wellbeing activities.
- Sale of products from local producers and farming operations, plus guided local excursions and day trips to neighboring villages and other points of interest.

MARKET

Wellness tourism was a $720 billion market in 2019 and then fell to $436 billion in 2020, due to the widespread travel disruptions during the pandemic. The Global Wellness Institute projects that wellness tourism may grow rapidly in the coming years as the world emerges from the pandemic (+20.9% annual growth), with the market reaching $1.1 trillion in 2025. Additionally, international wellness tourists on average spent $1,601 per trip in 2020, 35% more than the typical international tourist.

TEAM



Vaughan Nicholls
CEO

30+ years senior leadership in design and program management. Turning concepts to delivery frameworks and implementation strategies. Pivoting to challenges to ensure dynamic collaboration and synergy between "design" and "business."



Michelle Nicholls
Managing Director

20+ years Oil & Gas project management experience. Delivering highly engineered complex projects in challenging locations. Key focus on supply chain, contract, and procurement management. 11 years hospitality management – managing budget and schedule while coordinating multiple stakeholders to deliver world class experiences.



Yasmin Pakzad
Operations

20 years senior positions: Board member, Entrepreneur, Director Regional and Global Brand and Communications. MBA in Luxury, Paris.
People | ALMA MANAGEMENT



Kash Chandarana
Operations

30 years senior positions held: CFO, Treasurer, Head of Real Estate, Board Advisor. Deloitte qualified ACA, hotel real estate, finance professional and asset manager.
People | ALMA MANAGEMENT

USE OF PROCEEDS

If the offering's maximum amount of $1,199,993 is raised:

Use	Value	% of Proceeds
Project team	$60,000	5.0%
Spainish Corporate setup	$10,000	0.8%
Surveys	$38,000	3.2%
Architect & plan submission	$85,000	7.1%
Prod Dev	$50,000	4.2%
Further funding costs	$60,000	5.0%
Systems	$50,000	4.2%
Professional fees	$50,000	4.2%
Property Option	$700,000	58.3%
Current funding promo	$38,194	3.2%
Intermediary fees	$58,800	4.9%

TERMS

This is an offering of Common Stock, under registration exemption 4(a)(6), in Believe Hotel Group US, Inc., doing business as BELIEVE Hotel Group. This offering must raise at least $10,000 by November 17, 2023 at 11:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. BELIEVE Hotel Group may issue additional securities to raise up to $1,199,993, the offering's *maximum*.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

139,095 shares
× $31.50 per share

$4,381,493 implied valuation

FINANCIALS

BELIEVE Hotel Group's official name is Believe Hotel Group US, Inc., so that's the name that appears in the statements below.

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

- Form C on June 23, 2023

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- LinkedIn
- Twitter
- Facebook

UPDATES

Jul 29, 2023 • Believe Hotel Group Secures Development Debt...

Jul 12, 2023 • The founders at BHG are delighted to announce...

Jun 23, 2023 • Primary offering of 38,095 shares at $31.50

Jun 23, 2023 • Filed Form C

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